Exhibit 99.1

October 8, 2013

Dear Luoxis Investors, Partners, and Colleagues:

I hope this message finds you well as we progress into the final quarter of 2013. This serves as the first formal investor update from me as we are now just six months into our operation following our final financing closing in May. Thank you for placing your trust in us by virtue of your investment. I am confident in the technology, people, and plans we have in place at Luoxis Diagnostics.

I hope you will find that, after reading this update, much has been accomplished at Luoxis in a relatively short period of time. Further, we remain on track to execute our goals as originally outlined during our initial capital formation. What follows are some high-level updates across the various business functions that I hope will give you a good sense for where we are and what we expect to accomplish in the coming months and quarters.

• First, we have completed and analyzed two key clinical studies utilizing the company’s proprietary oxidation-reduction potential (ORP) diagnostic platform (which we have now named and trademarked RedoxSYS™). The first study, for which top-line results were announced on June 20th, analyzed patients who suffered a hip fracture and found significant correlations between ORP values and various patient outcomes. This study was presented at a major geriatric medicine conference last week and was well received by conference attendees. The second study involved 645 patients with isolated traumatic brain injury (iTBI) and showed that oxidation-reduction potential closely correlated to numerous patient outcomes, including in-hospital mortality and discharge disposition.

• Second, we are well on our way as a company to becoming ISO 13485: 2003 certified. This certification is a strict requirement of all medical device companies wishing to commercialize in the US and most major markets in the world. Further, this is a quality and regulatory requirement that enables companies to gain the all-important FDA clearance and CE marking – thus enabling commercial launch in the US, Europe, Canada, Japan, and elsewhere. We have completed the first stage of our ISO audit where we received only one very minor observation, which was literally corrected immediately. Thus, we will have our second audit in November which could enable ISO certification within the next few months. This, in turn, would enable CE marking to begin the process of commercialization in the EU and Canada.

• The company has solidified manufacturing relationships and quality agreements with two suppliers for the production of both the ORP sensors and the ORP reader device. Both suppliers are qualified, ISO certified medical device manufacturers, and we have secured long-term agreements with each. This enables a secure, stable supply of both the ORP sensors and the RedoxSYS readers to supply the global market as needed upon launch. Both suppliers have begun to scale production in anticipation of commercial launches in 2014.

• Importantly, we submitted our pre-submission to the US Food and Drug Administration in July and have received initial correspondence back. As you recall from our capital raise, we are pursuing classification of the ORP system as a 510(k) de novo device which would enable truncated review and relatively rapid clearance if classified as such. We will continue this regulatory filing process and still plan for submission in the near term.

• The company has initiated commercial activities for the launch of RedoxSYS in the scientific research market in the US. As oxidation-reduction potential is an established marker with many researchers recognizing its utility as an oxidative stress measure, we have hired a contract sales organization to begin promotion of the RedoxSYS system to the scientific research community in the US. This contract sales relationship was initiated in July, and the company has already held significant meetings with multiple pharmaceutical, contract research, biotechnology, and diagnostics companies along with numerous academic research centers across the US. There is significant interest in redox/ORP, and we have just begun to drive awareness in the research community about the pending availability of our unique system. Introducing ORP/RedoxSYS to the research community first (prior to the clinical community) has been our strategy from the beginning for Luoxis. With any new technology it is important to gain traction with influential researchers who publish their work and propagate interest through the scientific community. We expect that this early interest and influence will lead to the establishment of the technology among the clinical audience (physicians, nurses, laboratories, etc.) – and then, further, to broad clinical acceptance and use.

• We have established two research agreements with leading oxidative stress researchers outside the US. Our early outreach efforts have focused on gaining interest from prominent researchers in the field of oxidative stress and have these researchers begin integrating the RedoxSYS platform into their research activities. Thus, we have aligned with a major academic center in Europe and a major research hospital in Israel, and we expect these research programs to commence by the end of this year. We fully expect to bring on additional research sites around the globe.

• Finally, and most importantly, we have hired three key people at Luoxis. I am pleased to say we’ve brought in three very experienced people who have done a lot to move us forward quickly. Dr. Doug Miller has been hired as our Director of Technical Operations. He oversees our quality management program, is leading our ISO certification, and is highly involved with our contract engineering team in the finalization of the RedoxSYS products. Doug has over 25 years in medical device development, engineering, research, and operations, and he holds a PhD in electrical engineering. Importantly, Doug has been at early-stage medical device operations where he has built out the quality and technical infrastructure to enable critical regulatory clearances. We have also hired Brian Kolasinski as our Director of Commercial Development. Any new technology needs to be sold into a market that has been developed or conditioned prior to launch. Thus, Brian is an important hire as we begin our pre-commercial activities. Brian has nearly 20 years across diagnostics and pharmaceuticals, and he has most recently been in commercial leadership roles with emerging diagnostics companies. Brian is spearheading our early marketing efforts in the research market and will be responsible for our market planning and entry into the clinical marketplace following FDA clearance and CE marking. Finally, we have brought in Dr. Mason Diamond as a full-time consultant to head our regulatory affairs efforts. Mason has 20+ years in biotechnology, medical device, and diagnostics, and prior to his entry into industry he was a practicing dentist. Mason has worked extensively with the FDA in bringing novel technologies through clearance, and he has specific experience in navigating the de novo pathway for innovative medical devices like RedoxSYS. Mason leads our FDA efforts, and he is also engaged in the regulatory filing processes in both Europe and Canada – two markets that will serve as early market entry points for the company.

The above are just highlights from what has been a productive six-plus months for the company. Importantly, we remain on track to achieve our goals of CE mark acceptance, FDA clearance, and near-term commercialization. I greatly appreciate your investment and the trust you’ve placed in Luoxis.

With Best Regards,

Josh

Josh Disbrow

Chief Executive Officer

Luoxis Diagnostics

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111 USA

Direct: +1 720-437-6520

Mobile: +1 919-417-4822